Exhibit 99.1

NEWS RELEASE

Contact:
Susan Ball
EVP, Chief Financial Officer and Treasurer
(281) 388-5521

TEAM, INC. REPORTS THIRD QUARTER 2019 RESULTS
Q3 Operating Cash Flows of $27.4 Million Highest for 2019

•	Gross margin of $83 million or 28.6% is 18.4% or 450 basis points higher than the same quarter last year

•	Mechanical Services segment revenue performance of $135.6 million, an increase of 14% over Q3 2018; Q3 2019 operating income improved 275% over Q3 2018 or $25.0 million improvement

•
Quest Integrity segment revenue performance of $28.1 million, an increase of 15.5% over Q3 2018; Q3 2019 operating income improved 35.5% over Q3 2018, expected to deliver a third straight year of record revenues

•	Reduced net loss of $7.1 million representing a $16.5 million improvement from Q3 2018

•	Adjusted EBITDA of $20.6 million; nearly tripling the $7.2 million of Adjusted EBITDA in the prior year quarter

•	Lowest debt levels since 2017, pay down of $18.2 million enabled by free cash flow generation of $18.6 million during the quarter

•	OneTEAM program generated a total of $17.8 million of savings for the nine months ended September 30, 2019 and remains on track to achieve $20-$22 million of savings in 2019

SUGAR LAND, TX – November 5, 2019 – Team, Inc. (NYSE: TISI), a leading global provider of specialized industrial services, today reported its financial results for the quarter ended September 30, 2019.

Consolidated net loss in the third quarter of 2019 was $7.1 million ($0.23 loss per diluted share) compared to a net loss of $23.5 million ($0.78 loss per diluted share) in the third quarter of 2018. Adjusted EBITDA, a non-GAAP measure, was $20.6 million for the third quarter of 2019 compared to $7.2 million in the prior year quarter. (See the accompanying reconciliation of non-GAAP items at the end of this news release.)

Consolidated revenues for the third quarter of 2019 were $290.1 million compared to $290.9 million in the prior year quarter. Revenue remained consistent due to lower activity levels in our Inspection and Heat Treating (“IHT”) segment, offset by higher activity levels in our Mechanical Services (“MS”) and Quest Integrity segments. For the quarter, consolidated gross margin was up approximately 18.4% over 2018 to $83.0 million, as the consolidated gross margin expanded by 450 basis points to 28.6% compared with 24.1% in the same quarter a year ago.

Amerino Gatti, Team’s Chief Executive Officer, stated, “We are pleased with the $18.6 million of free cash flow generated in the quarter and remain on track to achieve in excess of $30 million free cash flow in 2019. Our debt reached the lowest level since 2017 following a pay down of $18.2 million. Gross margins, once again significantly improved, marking the second consecutive quarter with the highest quarterly gross margin percentage since 2017. As a result of our commitment to workforce optimization, utilization controls and pricing discipline, we nearly tripled our Adjusted EBITDA to $20.6 million up from $7.2 million a year ago.”

“Both the Mechanical Services and Quest Integrity segments generated year-over-year increased revenues and adjusted EBITDA in the quarter, driven by our investments in technology, manufacturing and engineering. Although the performance of Inspection and Heat Treating did not meet our expectations, we intend to leverage our vast nested footprint, advanced critical asset services, and further diversify into emerging sectors, such as aerospace, LNG and midstream. This growth strategy is in-line with our playbook as clients continue to look for more accretive services with an integrated service partner.”

“During the quarter, we transitioned the OneTEAM program internationally to position us for profitable growth and scalable operations that will support any future opportunities. We are using the successful North American program blueprint as a template for implementation overseas. We remain steadfast in our priorities to generate free cash flow and pay down debt, expand margins and grow our topline - in that order. Team’s client service-focused culture, together with our integrated operational structure, sets a strong foundation for us to deliver growth and margin expansion in 2020 and beyond,” Mr. Gatti concluded.

SG&A for the third quarter was $84.6 million, down $3.1 million or a 3.6% improvement from the third quarter 2018. Third quarter 2019 reported results include certain net charges not indicative of Team’s core operating activities, including: $4.0 million of costs related to our OneTEAM program, $3.3 million of legal costs and $0.5 million of certain professional fees and other non-recurring costs. Net of tax, these items totaled $6.2 million ($0.20 per diluted share).

Excluding these items, adjusted net loss, a non-GAAP measure, was $0.9 million, or $0.03 adjusted net loss per diluted share for the third quarter of 2019 compared to adjusted net loss of $17.4 million, or $0.58 adjusted net loss per diluted share for the same quarter in 2018. Our adjusted measure of operating income or loss, Adjusted EBIT, was $5.9 million in the third quarter compared to a loss of $11.2 million in the prior year comparable quarter.

Adjusted net income or loss, Adjusted EBIT, Adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) for the quarters ended September 30, 2019 and 2018 (in thousands):

	Three Months Ended September 30,		Increase (Decrease)
	2019	2018	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$126,379	$147,529	$(21,150)	(14.3)%
MS	135,625	119,011	16,614	14.0%
Quest Integrity	28,075	24,316	3,759	15.5%
Total	$290,079	$290,856	$(777)	(0.3)%
Operating income (loss):
IHT	$6,640	$8,754	$(2,114)	(24.1)%
MS	15,871	(9,086)	24,957	274.7%
Quest Integrity	7,122	5,255	1,867	35.5%
Corporate and shared support services	(31,473)	(24,617)	(6,856)	(27.9)%
Total	$(1,840)	$(19,694)	$17,854	90.7%

MS and Quest Integrity both delivered strong revenue growth and increases in operating income. MS results included a 14.0% year-over-year improvement in revenue primarily due to higher on-stream services and a nearly 275% increase in operating income. Quest Integrity’s results included a 15.5% year-over-year improvement in revenue and a 35.5% increase in operating income. This increase in Quest Integrity is primarily the result of increased demand for Quest Integrity’s proprietary services and tools.

Decreased activity levels in IHT were associated with volumes declines due to regional competitive pressures along the Gulf Coast, deliberate market share loss due to a continued focus on pricing discipline, ongoing Canadian end-market challenges, and some weather related impacts. Also contributing to the decrease was the loss of revenue from certain under-performing businesses in IHT that closed down in late 2018.

Cash and Total Liquidity

Consolidated cash and cash equivalents were $10.3 million at September 30, 2019. We had approximately $59 million of available borrowing capacity with total liquidity of $69 million at September 30, 2019.

Revision of Prior Period Financial Statements

As noted in the previously issued 2018 Form 10-K, the Company identified errors in its previously issued 2018 unaudited condensed consolidated financial statements. These prior period errors are related to the measurement of valuation allowances on deferred tax assets. The prior period condensed consolidated financial statements and other affected prior period financial information have been revised to correct these errors. The effect of correcting the errors decreased our income tax benefit and unfavorably impacted our net loss by $0.7 million for the three months ended

September 30, 2018, but increased our income tax benefit and favorably impacted our net loss by $6.0 million for the nine months ended September 30, 2018. Based on an analysis of quantitative and qualitative factors, the Company determined the related impacts were not material to its previously filed annual or interim consolidated financial statements, and therefore, amendments of previously filed reports are not required.

Outlook for 2019

Capital expenditures are expected to be approximately $30 million for 2019. Free cash flow for the full year 2019 is estimated to be $30 million after the reduction of capital expenditures.

Non-GAAP Financial Measures

The non-GAAP measures in this press release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Wednesday, November 6, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its third quarter 2019 results.

By Phone: Dial 1-888-699-2378 inside the U.S. or 1-847-852-4067 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through November 14 by dialing 1-855-859-2056 inside the U.S. or 404-537-3406 outside the U.S. using the Conference ID 9597594#.

By Webcast: The call will be broadcast over the web and can be accessed on Team’s website, www.teaminc.com under “Investor Relations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading global provider of specialized industrial services, including inspection, engineering assessment and mechanical repair and remediation required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline, aerospace and other heavy industries. Team offers these services across over 200 locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018[1]	2019	2018[1]
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$290,079	$290,856	$875,507	$937,130
Operating expenses	207,044	220,717	631,928	694,275
Gross margin	83,035	70,139	243,579	242,855
Selling, general and administrative expenses	84,647	87,786	248,507	270,619
Restructuring and other related charges, net	228	2,047	436	4,458
Gain on revaluation of contingent consideration	—	—	—	(202)
Operating income (loss)	(1,840)	(19,694)	(5,364)	(32,020)
Interest expense, net	7,647	8,022	22,658	23,250
Loss on convertible debt embedded derivative	—	—	—	24,783
Other expense, net	116	123	371	455
Income (loss) before income taxes	(9,603)	(27,839)	(28,393)	(80,508)
Less: Provision (benefit) for income taxes	(2,546)	(4,313)	(3,210)	(13,377)
Net income (loss)	$(7,057)	$(23,526)	$(25,183)	$(67,131)

Income (Loss) per common share:
Basic	$(0.23)	$(0.78)	$(0.83)	$(2.24)
Diluted	$(0.23)	$(0.78)	$(0.83)	$(2.24)

Weighted-average number of shares outstanding:
Basic	30,300	30,021	30,267	30,000
Diluted	30,300	30,021	30,267	30,000
___________________

1	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)

Cash and cash equivalents	$10,268	$18,288

Other current assets	332,698	336,668

Property, plant and equipment, net	192,764	194,794

Other non-current assets	479,690	428,071

Total assets	$1,015,420	$977,821

Current portion of long-term debt and finance lease obligations	$4,033	$569

Other current liabilities	161,680	139,382

Long-term debt and finance lease obligations net of current maturities	341,684	356,814

Other non-current liabilities	68,364	23,956

Stockholders’ equity	439,659	457,100

Total liabilities and stockholders’ equity	$1,015,420	$977,821

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Nine Months Ended September 30,
	2019	2018[1]
	(unaudited)	(unaudited)

Net income (loss)	$(25,183)	$(67,131)

Depreciation and amortization expense	36,700	48,466

Provision for doubtful accounts	(440)	9,432

Deferred income taxes	261	(14,319)

Loss on convertible debt embedded derivative	—	24,783

Non-cash compensation cost	8,670	9,414

Working capital changes	8,507	(7,995)

Other items affecting operating cash flows	4,504	2,652

Net cash provided by operating activities	33,019	5,302

Capital expenditures	(23,199)	(19,394)

Proceeds from disposal of assets	802	1,464

Other items affecting investing cash flow	38	(462)

Net cash used in investing activities	(22,359)	(18,392)

Borrowings (payments) under revolving credit agreement, net	(64,886)	6,370

Borrowings under term loan, net of debt discount	49,745	—

Debt issuance costs on Credit Facility	(1,475)	(855)

Cash associated with share-based payment arrangements, net	(776)	(269)

Other items affecting financing cash flows	(658)	(1,106)

Net cash provided by (used in) financing activities	(18,050)	4,140

Effect of exchange rate changes	(630)	(1,647)

Net change in cash and cash equivalents	$(8,020)	$(10,597)

___________________

1	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
IHT	$126,379	$147,529	$392,093	$467,621
MS	135,625	119,011	402,048	400,890
Quest Integrity	28,075	24,316	81,366	68,619
	$290,079	$290,856	$875,507	$937,130

Operating income (loss) (“EBIT”)
IHT	$6,640	$8,754	$17,858	$28,775
MS	15,871	(9,086)	41,722	4,014
Quest Integrity	7,122	5,255	18,090	12,100
Corporate and shared support services	(31,473)	(24,617)	(83,034)	(76,909)
	$(1,840)	$(19,694)	$(5,364)	$(32,020)

Adjusted EBIT
IHT	$6,640	$9,400	$17,986	$30,437
MS	15,871	(8,659)	41,839	5,279
Quest Integrity	7,184	5,262	18,152	12,140
Corporate and shared support services	(23,749)	(17,250)	(66,248)	(58,253)
	$5,946	$(11,247)	$11,729	$(10,397)
Adjusted EBITDA
IHT	$11,030	$14,049	$31,279	$44,616
MS	21,282	252	58,182	32,412
Quest Integrity	7,997	6,287	20,885	15,130
Corporate and shared support services	(19,725)	(13,395)	(53,247)	(44,675)
	$20,584	$7,193	$57,099	$47,483

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018[4]	2019	2018[4]
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income (loss):
Net income (loss)	$(7,057)	$(23,526)	$(25,183)	$(67,131)
Professional fees and other[1]	4,252	6,355	13,073	16,641
Legal costs[2]	3,306	45	3,584	639
ERP costs	—	—	—	87
Restructuring and other related charges, net[3]	228	2,047	436	4,458
Gain on revaluation of contingent consideration	—	—	—	(202)
Loss on convertible debt embedded derivative	—	—	—	24,783
Tax impact of adjustments and other net tax items[5]	(1,636)	(2,366)	(3,590)	(12,994)
Adjusted net income (loss)	$(907)	$(17,445)	$(11,680)	$(33,719)

Adjusted net income (loss) per common share:
Basic	$(0.03)	$(0.58)	$(0.39)	$(1.12)
Diluted	$(0.03)	$(0.58)	$(0.39)	$(1.12)

Adjusted EBIT and Adjusted EBITDA:
Operating income (loss) (“EBIT”)	$(1,840)	$(19,694)	$(5,364)	$(32,020)
Professional fees and other[1]	4,252	6,355	13,073	16,641
Legal costs[2]	3,306	45	3,584	639
ERP costs	—	—	—	87
Restructuring and other related charges, net[3]	228	2,047	436	4,458
Gain on revaluation of contingent consideration	—	—	—	(202)
Adjusted EBIT	5,946	(11,247)	11,729	(10,397)
Depreciation and amortization
Amount included in operating expenses	6,107	6,568	18,757	20,341
Amount included in SG&A expenses	5,943	9,464	17,943	28,125
Total depreciation and amortization	12,050	16,032	36,700	48,466
Non-cash share-based compensation costs	2,588	2,408	8,670	9,414
Adjusted EBITDA	$20,584	$7,193	$57,099	$47,483

Free Cash Flow:
Cash provided by (used in) operating activities	$27,449	$23,049	$33,019	$5,302
Capital expenditures	(8,803)	(7,312)	(23,199)	(19,394)
Free Cash Flow	$18,646	$15,737	$9,820	$(14,092)
____________________________________

1
For the three and nine months ended September 30, 2019, includes $3.8 million and $9.8 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and nine months ended September 30, 2018, includes $4.3 million and $11.8 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2
For the three and nine months ended September 30, 2019, primarily relates to accrued costs due to resolution of a legal matter. For the three and nine months ended September 30, 2018, primarily relates to intellectual property legal defense costs associated with Quest Integrity.

3	Relates to restructuring costs incurred associated with the OneTEAM program.

4	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

5
Represents the tax effect of the adjustments at an assumed marginal tax rate of 21% for the three months and nine ended September 30, 2019 and 28% for the three and nine months ended September 30, 2018.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income	$6,640	$8,754	$17,858	$28,775
Professional fees and other[1]	—	178	—	226
Restructuring and other related charges, net[2]	—	468	128	1,436
Adjusted EBIT	6,640	9,400	17,986	30,437
Depreciation and amortization	4,390	4,649	13,293	14,179
Adjusted EBITDA	$11,030	$14,049	$31,279	$44,616

MS
Operating income (loss)	$15,871	$(9,086)	$41,722	$4,014
Professional fees and other[1]	—	19	—	526
Restructuring and other related charges, net[2]	—	408	117	739
Adjusted EBIT	15,871	(8,659)	41,839	5,279
Depreciation and amortization	5,411	8,911	16,343	27,133
Adjusted EBITDA	$21,282	$252	$58,182	$32,412

Quest Integrity
Operating income	$7,122	$5,255	$18,090	$12,100
Professional fees and other[1]	—	—	—	—
Restructuring and other related charges, net[2]	62	7	62	40
Adjusted EBIT	7,184	5,262	18,152	12,140
Depreciation and amortization	813	1,025	2,733	2,990
Adjusted EBITDA	$7,997	$6,287	$20,885	$15,130

Corporate and shared support services
Operating loss	$(31,473)	$(24,617)	$(83,034)	$(76,909)
Professional fees and other[1]	4,252	6,158	13,073	15,889
Legal costs[3]	3,306	45	3,584	639
ERP costs	—	—	—	87
Restructuring and other related charges (credits), net[2]	166	1,164	129	2,243
Gain on revaluation of contingent consideration	—	—	—	(202)
Adjusted EBIT	(23,749)	(17,250)	(66,248)	(58,253)
Depreciation and amortization	1,436	1,447	4,331	4,164
Non-cash share-based compensation costs	2,588	2,408	8,670	9,414
Adjusted EBITDA	$(19,725)	$(13,395)	$(53,247)	$(44,675)
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1
For the three and nine months ended September 30, 2019, includes $3.8 million and $9.8 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and nine months ended September 30, 2018, includes $4.3 million and $11.8 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2	Relates to restructuring costs incurred associated with the OneTEAM program.

3
For the three and nine months ended September 30, 2019, primarily relates to accrued costs due to resolution of a legal matter. For the three and nine months ended September 30, 2018, primarily relates to intellectual property legal defense costs associated with Quest Integrity.